UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2007

PHYSICAL SPA & FITNESS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-026573
(Commission File Number)

98-0203281
(I.R.S. Employer Identification No.)

40/F., Tower One, Times Square,
No. 1 Matheson Street, Causeway Bay
Hong Kong SAR of the People’s Republic of China
(Address of Principal Executive Offices)

(011) 852-2917-0000
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Physical Spa & Fitness Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 31, 2006, with Board of Directors’ approval, the Registrant entered into two material definitive agreements, as follows: (a) a Share Exchange Agreement, dated October 31, 2006 (the “Share Exchange Agreement”), between the Registrant and Mr. Ngai Keung Luk, a citizen and resident of the Hong Kong SAR of the People’s Republic of China, and a majority shareholder and Chairman of the Registrant (“Mr. Luk”), pursuant to which Mr. Luk agreed to transfer 100% of the shares (the “Ableforce Shares”) which he owns of Ableforce International Limited, a British Virgin Islands corporation (“Ableforce”), to the Registrant in exchange for the issuance by the Registrant to Mr. Luk of 12,000,000 shares of the Registrant’s common stock, $.001 par value, and the issuance of an additional 3,328,070 shares of common stock as the repayment of amounts due to Mr. Luk on Ableforce’s books and records as of September 30, 2006, or a total of 15,328,070 shares of common stock (the “Registrant’s Shares”). Ableforce is primarily engaged in the residential real estate business in Hong Kong, and owns 5 residential apartments that it leases to tenants in the high rise Metropolis Residence located in Hunghom, Hong Kong; and (b) a Disposal Agreement, dated October 31, 2006 (the “Disposal Agreement”), between the Registrant and Mr. Luk, pursuant to which the Registrant agreed to transfer to Mr. Luk the sole outstanding common share of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation and wholly owned subsidiary of the Registrant (“Physical Beauty”), which is the holding company for subsidiaries that operate seventeen fitness and spa facilities located in Hong Kong and the People’s Republic of China, including one facility in Macau. The transactions contemplated by the Disposal Agreement, which include a release and indemnity by Mr. Luk of the Registrant from all of the liabilities related to Physical Beauty, will be consummated as soon as possible after the closing of the transactions contemplated by the Share Exchange Agreement. The transactions contemplated by the Disposal Agreement were approved by the written consent of the majority shareholder of the Registrant.

After the consummation of the transactions contemplated by the Disposal Agreement, including the sale of the stock of Physical Beauty, the Registrant will no longer be engaged in the fitness and spa center business, and will own and operate residential apartments. It will also change its name to Physical Property Holdings Inc.

The consummation of the transactions contemplated by the Disposal Agreement were conditioned upon the approval of the Disposal Agreement by Mr. Luk, the Registrant’s majority shareholder, and the filing with the Commission and mailing to the Registrant’s shareholders of a Definitive Information Statement on Schedule 14C, and waiting the required 20 day period of time after filing and mailing pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. Such conditions were imposed on the transaction because the closing under the Disposal Agreement could be deemed to have been a “sale of all or substantially all of the Registrant’s assets” within the meaning of Section 271(a) of the General Corporation Laws of the State of Delaware.

Similar conditions were not imposed upon the closing under the Share Exchange Agreement and the transaction required, among other things, only approval by the Registrant’s Board of Directors. On February 5, 2007, the additional conditions to closing were satisfied, including: (a) the representations and warranties of the parties were true and complete in all material respects when made, and in all material respects on and as of the Closing; (b) the terms and conditions of the Share Exchange Agreement to be performed and complied with by the parties on or prior to the Closing had been performed and complied with on and as of the Closing; and (c) the Ableforce Shares were delivered to the Registrant and the Registrant’s transfer agent was irrevocably instructed to issue the Registrant’s Shares to Mr. Luk.

Item 3.02 Unregistered Sales of Equity Securities

As a result of the Closing under the Share Exchange Agreement, the Registrant will issue 15,328,070 shares of common stock to Mr. Luk in a transaction intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The bases for the availability of this exemption include the facts that: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree; (3) the offeree agreed to the imposition of a restrictive legend on the face of the stock certificate representing the restricted shares, to the effect that he would not resell the shares unless they were registered or an exemption from registration was available; (4) the offeree was a sophisticated investor with substantial net worth and the ability to bear the risk of the investment; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations involving the Share Exchange Agreement and the issuance of the restricted stock pursuant thereto took place directly between the offeree and management of the Registrant.

After the closing there will be 26,809,353 shares of common stock issued and outstanding, of which 23,328,071 shares will be owned by Mr. Luk, representing 87.0% of the total issued and outstanding number of shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICAL SPA & FITNESS INC.

By	/s/ Ngai Keung Luk
Ngai Keung Luk
Chief Executive Officer

Dated:	February 9, 2007